                                                                    Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1994 Employee Stock Incentive Plan, as amended, of J. Alexander's Corporation of our report dated February 21, 2000, except for the subsequent event described in Note E as to which the date is March 17, 2000, with respect to the consolidated financial statements and schedule of J. Alexander's Corporation included in the Annual Report (Form 10-K) for the year ended January 2, 2000, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


Nashville, Tennessee
June 26, 2000                                ERNST & YOUNG LLP